UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   December 17, 2008

ENTERCONNECT INC.
(Exact name of registrant as specified in Charter)

Nevada	333-145487	20-8002991
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CENTURY CENTER COURT, SUITE 650, SAN JOSE, CALIFORNIA 95112-4537
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 441-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 17, 2008, Registrant entered into a Waiver and Amendment Agreement (the “December 17, 2008 Waiver and Amendment”), with respect to Registrant’s December 20, 2007 Senior Secured Convertible Notes (the "Notes") and Registrant’s December 20, 2007 Warrants to Purchase Common Stock (“Warrants”) with a majority of holders of the principal amount of Notes outstanding and majority amount of Warrants outstanding.  The December 17, 2008 Waiver and Amendment provides for: (i) extension of the Optional Redemption Date in the Notes from December 20, 2008 to June 20, 2009; (ii) amendment of the Conversion Price of the Notes from $0.60 to $0.10 per share, (iii) a new Optional Redemption by the Company for a portion of the Notes prior to the Optional Redemption Date; (iv) waiver by the Note holders of any adjustment to the number of Warrant Shares issuable upon exercise of the SPA Warrants that would occur as a result of adjustment to the Exercise Price under the Warrants, and (v) waiver by the Note holders of the Event of Default associated with Registrant’s failure to have the Registration Statement provided for under the December 20, 2007 Registration Rights Agreement between Registrant and Buyers (as defined in the Registration Rights Agreement hereafter) (the “Registration Rights Agreement”) declared effective on or before the Additional Effectiveness Deadline (as defined in the Registration Rights Agreement).  Pursuant to the terms of the Notes and the Warrants, the December 17, 2008 Waiver and Amendment became effective for all Notes and Warrants upon its execution by a majority of holders of the principal amount of Notes outstanding and majority amount of Warrants outstanding

A copy of the December 17, 2008 Waiver and Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the December 17, 2008 Waiver and Amendment is not comprehensive and is qualified in its entirety by reference to the full text of the attached Exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Waiver and Amendment Agreement dated December 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2008	By:	/s/ Sam Jankovich
Chief Executive Officer

Exhibit Index

The following exhibit is being filed with this report:

Exhibit Number	Description

10.1	Waiver and Amendment Agreement dated December 17, 2008.